Exhibit 10.2

MAXYGEN, INC.

AMENDED AND RESTATED CHANGE OF CONTROL AGREEMENT

This CHANGE OF CONTROL AGREEMENT (the “Agreement”), originally made by and between MAXYGEN, INC., a Delaware corporation (the “Company”), and [                            ] (the “Executive”) on [                    ], as amended and restated on May 7, 2008 (the “Prior Agreement”), is hereby amended and restated in its entirety effective as of the last date signed below in order to comply with Internal Revenue Code Section 409A.

WHEREAS, the Company considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel;

WHEREAS, the Board of Directors of the Company recognizes that, as is the case with many publicly-held corporations, the possibility of a Change of Control (as defined herein) exists and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and

WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change of Control.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive agree as follows:

1. Introduction; Purposes.

(a) The purpose of this Agreement is to provide the Executive with protection of certain benefits in case of a termination of his or her employment with the Company in connection with a Change of Control of the Company.

(b) The Company, by means of the Agreement, seeks to (i) secure and/or retain the services of the Executive and (ii) provide incentives for the Executive to exert maximum efforts for the success of the Company even in the face of a potential Change of Control of the Company.

2. Definitions.

(a) “Accountants” has the meaning given thereto in Section 4.

(b) “ADEA” has the meaning given thereto in Section 5(c).

(c) “Agreement” means this Change of Control Agreement.

(d) “Board” means the Board of Directors of the Company.

(e) “Cause” means the Executive’s: (i) willful and continued failure to substantially perform the Executive’s duties with the Company (other than as a result of physical or mental disability) after a written demand for substantial performance is deliver to the Executive by the Company, which demand specifically identifies the manner in which the Company believes that the Executive has not substantially performed the Executive’s duties and that has not been cured within fifteen (15) days following receipt by the Executive of the written demand; (ii) commission of a felony (other than a traffic-related offense) that in the written determination of the Company is likely to cause or has caused material injury to the Company’s business; (iii) dishonesty with respect to a significant matter relating to the Company’s business; or (iv) material breach of any agreement by and between the Executive and the Company, which material breach has not been cured within fifteen (15) days following receipt by the Executive of written notice from the Company identifying such material breach.

(f) “Change of Control” means: (i) a dissolution or liquidation of the Company; (ii) a sale of all or substantially all the assets of the Company; (iii) a merger, recapitalization, reorganization, consolidation or other similar transaction (a “Business Combination”) in which beneficial ownership of securities of the Company representing at least thirty-five percent (35%) of the combined voting power entitled to vote in the election of directors has changed; (iv) a reverse merger in which the Company is the surviving corporation but the shares of the common stock of the Company outstanding immediately before the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and in which beneficial ownership of securities of the Company representing at least thirty-five percent (35%) of the combined voting power entitled to vote in the election of directors has changed; (v) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or subsidiary of the Company or other entity controlled by the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least thirty-five percent (35%) of the combined voting power entitled to vote in the election of directors; (vi) in the event that the individuals who are members of the Incumbent Board cease for any reason to constitute at least fifty percent (50%) of the Board; (vii) a sale of substantially all the assets of the Company’s protein pharmaceutical business; or (viii) the consummation by the Company of a Business Combination with respect to which all or substantially all of the individuals and entities who were the beneficial owners of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors immediately prior to such Business Combination do not, following consummation of all transactions intended to constitute part of such Business Combination, beneficially own, directly or indirectly, at least sixty-five percent (65%) of the voting securities of the Company (or the corporation, business trust or other entity resulting from or being the surviving entity in such Business Combination).

(g) “Code” means the Internal Revenue Code of 1986, as amended.

(h) “Committee” means the Finance Committee of the Board or such other committee as appointed by the Board to administer this Agreement.

(i) “Company” means Maxygen, Inc., a Delaware corporation.

(j) “Company-Paid Coverage” has the meaning given thereto in Section 3(a).

(k) “Confidential Information, Secrecy and Invention Agreement” has the meaning given thereto in Section 5(b).

(l) “Disability” means Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Company employees.

(m) “Effective Date” means the date first above written.

(n) “Employee Agreement and Release” has the meaning given thereto in Section 5(c).

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p) “Excise Tax” has the meaning given thereto in Section 4.

(q) “Executive” means the person identified in the introductory paragraph of this Agreement.

(r) “Good Reason” means: (i) any material reduction of the Executive’s duties, authority or responsibilities relative to the Executive’s duties, authority, or responsibilities as in effect immediately before such reduction, except if agreed to in writing by the Executive; (ii) a reduction by the Company in the base salary of the Executive, or of twenty-five percent (25%) or more in the Target Bonus opportunity of such Executive, as in effect immediately before such reduction, except if agreed to in writing by the Executive; (iii) the relocation of the Executive to a facility or a location more than thirty (30) miles from the Executive’s then present business location, except if agreed to in writing by the Executive; (iv) a material breach by the Company of any provision of this Agreement or (v) any failure of the Company to obtain the assumption of this Agreement by any successor or assign of the Company; provided, however, that such events shall not constitute grounds for a Good Reason termination unless the Executive has provided notice to the Company of the existence of the one or more of the above conditions within ninety (90) days of its initial existence and the Company has been provided at least thirty (30) days to remedy the condition.

(s) “Incumbent Board” means the individuals who, as of the Effective Date, are members of the Board. If the election, or nomination for election by the Company’s stockholders, of any new director is approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board.

(t) “Section 16 Officer” means an “officer” of the Company, as defined in Rule 16a-1(f) promulgated under the Exchange Act, designated as such by action of the Board.

(u) “Target Bonus” means the Executive’s target bonus for the then current fiscal year, as set by the Board or the appropriate committee thereof.

3. Severance Benefits in the Event of a Change of Control.

(a) If within eighteen (18) months following the date of a Change of Control of the Company either (A) the Company terminates the Executive’s employment other than for Cause, death or Disability or (B) the Executive terminates his or her employment with the Company voluntarily with Good Reason, then in each case, subject to Section 4 and Section 5: (i) the Executive shall be entitled to receive, on the 61st day following the employment termination date or such later date as is required under Section 11, a lump sum payment equal to three times the Executive’s yearly base salary in effect on the date of termination (without giving effect to any reduction in base salary subsequent to a Change of Control that constitutes Good Reason), (ii) each of the Executive’s outstanding stock options, all stock subject to repurchase or forfeiture, including without limitation, restricted stock, restricted stock units and performance shares awards, and any options, stock subject to repurchase or forfeiture, awards or purchases held in the name of an estate planning vehicle for the benefit of the Executive or his or her immediate family, shall have their vesting and exercisability schedule accelerate in full (or, as applicable, the corresponding repurchase or forfeiture right shall lapse in full) as of the date of termination; (iii) if on the date of termination the Executive is covered by any Company-paid health, disability, accident and/or life insurance plans or programs, the Company shall provide to the Executive benefits substantially similar to those that the Executive was receiving immediately prior to the date of termination (the “Company-Paid Coverage”), with any premiums related to such coverage paid by the Company no later than thirty (30) days following the premium due date; and (iv) the post-termination exercise period of Executive’s outstanding stock option and stock appreciation right awards shall automatically be extended to the later of (A) the fifteenth day of the third month following the date at which the stock option or stock appreciation right would otherwise have expired but for this extension, based on the terms of the stock option or stock appreciation right on its grant date, or (B) December 31 of the calendar year in which the stock option or stock appreciation right would otherwise have expired but for this extension, based on the terms of the stock option or stock appreciation right on its grant date; provided, however, that in the event final Treasury Regulations under Code Section 409A permit a longer extension without resulting in the imposition of an additional tax under Code Section 409A, the stock option or stock appreciation right shall provide for such greater post-termination exercise period; provided, further, that in no event shall the term of the stock option or stock appreciation right be extended longer than its original maximum term. If such coverage included the Executive’s spouse and/or dependents immediately prior to the date of termination, such spouse and/or dependents shall also be covered at Company expense. Company-Paid Coverage shall continue until the earlier of (x) three (3) years from the date of termination, or (y) the date that the Executive and his or her spouse and/or dependents become covered under another employer’s health, disability, accident and/or life insurance plans or programs that provides the Executive and his or her spouse and/or dependents with comparable benefits and levels of coverage; provided, however that such coverage, premium payments, or reimbursements (to the extent Executive pays the premiums in the interim) shall be delayed six months and one day from Employee’s termination date (and then paid in full in arrears) to the extent required to avoid the imposition of additional tax under Code Section 409A.

(b) If within eighteen (18) months following the date of a Change of Control of the Company the Executive’s employment with the Company is terminated as a result of death or Disability, then in each case, subject to Section 4 and Section 5: (i) each of the Executive’s outstanding stock options, all stock subject to repurchase or forfeiture, including without limitation restricted stock, restricted stock units, performance shares awards, and any options, stock subject to repurchase or forfeiture, awards or purchases held in the name of an estate planning vehicle for the benefit of the Executive or his or her immediate family, shall have their vesting and exercisability schedule accelerated such that vesting (or, as applicable, the corresponding repurchase or forfeiture right lapsing) shall occur as if the vesting (or lapsing) had occurred on a monthly basis from the last date of vesting (or lapse) to the date of termination; and (ii) the Company will provide the Executive with health, disability, accident and/or life insurance benefits as described in Section 3(a)(iii).

(c) In no event shall the Executive be obligated to seek other employment or take any other action to mitigate the amounts payable or benefits provided to the Executive under this Agreement, nor shall any such payments or benefits be reduced by any earnings or benefits that the Executive may receive from any other source.

(d) The Executive’s employment shall be deemed to have been terminated following a Change of Control by the Company without Cause or by the Executive with Good Reason if the Executive’s employment is terminated prior to a Change of Control without Cause at the direction of a person who has entered into an agreement with the Company the consummation of which will constitute a Change of Control or if the Executive terminates his or her employment with Good Reason prior to a Change of Control if the circumstances or event that constitutes Good Reason occurs at the direction of such person.

(e) If the Change of Control is the result of the circumstances described in subsection (vii) of Section 2(f) then, subject to Section 4 and 5 hereof, the benefits described in Section 3(a) shall be payable to the Executive upon cessation of employment with the Company (for any reason) that occurs after the earlier to occur of (x) twelve (12) months after the Change of Control and (y) disposition of all or substantially all the remaining assets of the Company, or such shorter period as determined in the sole discretion of the Board.

(f) If the Executive is eligible for severance benefits pursuant to this Article 3, then the Executive shall be eligible for and considered for a bonus for the calendar year in which the Executive’s employment terminates at the same time other employees are considered for a bonus for such calendar year even though the Executive will no longer be an employee of the Company at that time; provided, however, any such bonus shall not be pro-rated regardless of the effective date of the Executive’s termination. Any such bonus shall be paid no later than 2 1/2 months following the end of the taxable year in which the bonus is earned.

(g) Notwithstanding any contrary provision of the Agreement, if the Company determines, in its good faith judgment, that Section 409A of the Code shall result in the imposition of additional tax on any payment or benefit otherwise due to the Executive under the Agreement during the six (6) month period following the Executive’s termination date, all such payments or benefits shall accrue during the six (6) month period and shall become payable in a lump sum payment on the date six (6) months and one (1) day following the Executive’s termination date. All subsequent payments or benefits, if any, shall be paid as provided in the Agreement.

4. Parachute Payments; Excise Tax.

In the event that the severance, acceleration of stock options and other benefits payable to the Executive as a result of a Change of Control of the Company (i) constitute “parachute payments” within the meaning of Section 280G (as it may be amended or replaced) of the Code and (ii) but for this Section 4, would be subject to the excise tax imposed by Section 4999 (as it may be amended or replaced) of the Code (the “Excise Tax”), then the Executive’s benefits payable in connection therewith shall be either

(a) delivered in full, or

(b) delivered as to such lesser extent that would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 4 shall be made in writing in good faith by a “Big Four” national accounting firm selected by the Company or such other person or entity to which the parties mutually agree (the “Accountants”). Any reduction in payments and/or benefits required by this section shall occur in the following order: (1) reduction in vesting acceleration of stock options; (2) reduction in vesting acceleration of restricted stock units and restricted stock; (3) reduction of cash payments; and (4) reduction of other benefits paid or provided to the Executive. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant for the Executive’s equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. For purposes of making the calculations required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code. Any good faith determination of the Accountants made hereunder shall be final, binding and conclusive upon the Company and the Executive.

The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 4. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4.

5. Limitations and Conditions on Benefits.

The benefits and payments provided under this Agreement shall be subject to the following terms and limitations:

(a) Withholding Taxes. The Company shall withhold required foreign, federal, state and local income and employment taxes from any payments hereunder.

(b) Confidential Information, Secrecy and Invention Agreement Prior to Receipt of Benefits. The Executive shall have executed and delivered to the Company, a standard form of the Company’s confidential information, secrecy and invention agreement, a copy of the current form of which is attached as Exhibit A (the “Confidential Information, Secrecy and Invention Agreement”), prior to the receipt or provision of any benefits (including the acceleration benefits) under this Agreement. Additionally, the Executive agrees that all documents, records, apparatus, equipment and other physical property that is furnished to or obtained by the Executive in the course of his or her employment with the Company shall be and shall remain the sole property of the Company. The Executive agrees not to make or retain copies, reproductions or summaries of any such property, except as otherwise necessary while acting in the normal course of business. In the event of any material breach by the Executive of the Confidential Information, Secrecy and Invention Agreement that is not cured within thirty (30) days of notice of such breach to the Executive, all benefits payable under Section 4 of this Agreement shall immediately terminate.

(c) Employee Agreement and Release Prior to Receipt of Benefits. If the Executive’s employment with the Company terminates involuntarily other than for Cause, death or Disability, or the Executive terminates his or her employment with the Company voluntarily with Good Reason, then prior to, and as a condition of the receipt of any benefits (including the acceleration benefits) under this Agreement on account of such termination, the Executive shall, as of the date of such termination, execute an employee agreement and release in the form attached as Exhibit B (the “Employee Agreement and Release”) prior to receipt of benefits. The receipt of any severance payments or benefits pursuant to Section 3 will be subject to the Executive signing and not revoking such Employee Agreement and Release and provided that such Employee Agreement and Release is effective within sixty (60) days following the termination of Executive’s employment. No benefits (including the acceleration benefits) under Section 3 of this Agreement shall be payable or made available to the Executive on account of a termination until the Executive Agreement and Release becomes effective. Such Employee Agreement and Release shall specifically relate to all the Executive’s rights and claims in existence at the time of such execution and shall confirm the Executive’s obligations under the Company’s standard form of Confidential Information, Secrecy and Invention Agreement.

6. Termination. Prior to a Change of Control of the Company, this Agreement shall automatically terminate on the date the Executive ceases to be a Section 16 Officer, as evidenced by action of the Board removing the Executive as a Section 16 Officer or otherwise; provided, however, that if the Executive ceases to be a Section 16 Officer prior to a Change of Control at the direction of a person who has entered into an agreement with the Company the consummation of which will constitute a Change of Control, this Agreement shall not terminate due to the change in status of the Executive.

7. At-Will Employment. The Company and the Executive acknowledge that the Executive’s employment is and shall continue to be at-will, as defined under applicable law. This Agreement shall not be construed as creating an express or implied contract of employment between the Executive and the Company. The Executive shall not have any right to be retained in the employment of the Company.

8. Notices. Any notice provided under this Agreement shall be in writing and shall be deemed to have been effectively given (i) upon receipt when delivered personally, (ii) one day after sending when sent by express mail service (such as Federal Express), or (iii) five (5) days after sending when sent by regular mail to the following address:

In the case of the Company:

Maxygen, Inc.

515 Galveston Drive

Redwood City, CA 94063

Attn: General Counsel

In the case of the Executive:

The last personal residence

address known by the Company

or to such other address as the Company or the Executive hereafter designates by written notice in accordance with this Section 8.

9. Litigation/Arbitration Expenses. Reasonable litigation and/or arbitration costs and expenses shall be paid by the Company, win or lose, in connection with any dispute between the Company (and its successors) and the Executive concerning this Agreement; provided, however, that if the litigation or arbitration is found to have been commenced in bad faith by the Executive, the Executive shall bear all of his or her own costs and expenses in connection with such litigation or arbitration.

10. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive, and the Company, and any surviving entity resulting from a Change of Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company, and their respective successors, assigns, heirs, executors and administrators, without regard to whether or not such person actively assumes any rights or duties hereunder; provided, however, that the Executive may not assign any duties hereunder without the prior written consent of the Company.

11. Section 409A.

(a) Notwithstanding any provision to the contrary herein, no Deferred Compensation Separation Payments (as defined below) that becomes payable under this Agreement by reason of Employee’s termination of employment with the Company (or any successor entity thereto) will be made unless such termination of employment constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code (the “Code”), and any final regulations and Internal Revenue Service guidance promulgated thereunder (“Section 409A”). Further, if Executive is a “specified employee” of the Company (or any successor entity thereto) within the meaning of Section 409A on the date of Employee’s termination (other than a termination due to death), then the severance payable to Employee, if any, under this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together the “Deferred Compensation Separation Payments”) that are payable within the first six (6) months following Employee’s termination of employment, shall be delayed until the first payroll date that occurs on or after the date that is six (6) months and one (1) day after the date of the termination, when they shall be paid in full arrears. All subsequent Deferred Compensation Separation Payments, if any, shall be paid in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following his termination but prior to the six (6) month anniversary of his termination, then any Payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death and all other Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(b) Any amounts paid under this Agreement that satisfy the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Payments for purposes of clause (a) above.

(c) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that do not exceed the Section 409A Limit shall not constitute Deferred Compensation Separation Payments for purposes of clause (ii) above. “Section 409A Limit” will mean the lesser of two (2) times: (A) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (B) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

(d) Any taxable reimbursements and/or taxable in-kind benefits provided in this Agreement shall be made or provided in accordance with the requirements of Section 409A, including: (i) the amount of any such expense reimbursement or in-kind benefit provided during a taxable year of the Executive shall not affect any expenses eligible for reimbursement in any other taxable year; (ii) the reimbursement of an eligible expense shall be made no later than the last day of the employee’s taxable year that immediately follows the taxable year in which the expense was incurred; and (iii) the right to any such reimbursement shall not be subject to liquidation or exchange for another benefit or payment.

(e) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided in this Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

12. Miscellaneous.

(a) No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing by each of the parties.

(b) No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not expressly set forth in this Agreement. This Agreement replaces and supersedes in its entirety the Prior Agreement.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the law that might be applied under applicable principles of conflicts of law.

MAXYGEN, INC.
By:
Louis Lange Chairman, Compensation Committee
Date: , 2008

THE EXECUTIVE

[Name], [Title] Date: , 2008

Exhibit A

to Change of Control Agreement

MAXYGEN, INC.

CONFIDENTIAL INFORMATION, SECRECY AND

INVENTION AGREEMENT

Exhibit B

to Change of Control Agreement

MAXYGEN, INC.

AGREEMENT AND RELEASE

I hereby confirm my obligations under the Confidential Information, Secrecy and Invention Agreement that I have previously entered into with the Company.

I acknowledge that I have read and understand Section 1542 of the California Civil Code that reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with debtor.

I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

Except as otherwise set forth in this Agreement and Release (the “Release”) and except for obligation of the Company set forth in the Change of Control Agreement entered into between the Company and me, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the Effective Date of this Release (as defined below), including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to (i) indemnify me pursuant to any applicable indemnification agreement and to provide me with continued coverage under the Company’s directors and officers liability insurance policy to the same extent that it has provided such coverage to previously departed officers and directors of the Company or (ii) provide the benefits to me set forth in the Change of Control Agreement entered into between the Company and me.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. If and only if I am covered by ADEA, I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise after the Effective Date of this Release; (B) I have the right to consult with an attorney prior to executing this Release; (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following the execution of this Release to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Release is executed by me (the “Effective Date”). If I am not covered by ADEA, I acknowledge that this Agreement shall be effective as of the date upon which this Release has been executed by me (the “Effective Date”).

By:
THE EXECUTIVE
Date: